                                                                      EXHIBIT 11

                            THE SEAGRAM COMPANY LTD.

    EXHIBIT WITH RESPECT TO COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

           EFFECT OF CONVERSION OF LIQUID YIELD OPTION NOTES (LYONs)
                         AND EXERCISE OF STOCK OPTIONS

                      ON FULLY DILUTED EARNINGS PER SHARE

                                                                TRANSITION
                                                    FISCAL      PERIOD
                                                     YEAR        ENDED           FISCAL YEARS
                                                    ENDED        JUNE          ENDED JANUARY 31,
                RESTATEMENT OF SHARES (IN          JUNE 30,       30,       -----------------------
                       THOUSANDS):                   1997        1996          1996          1995
           ------------------------------------    --------     -------     ----------     --------

    (1)    Shares used in computing earnings        369,682     373,858        373,117      372,499
           per share...........................

    (2)    Additional shares deemed
           outstanding:

           (a) Upon exercise of stock option
                                                      4,102       2,983          4,734        2,880
           plans...............................

                                                        484         691          1,175        1,274
           (b) Upon conversion of LYONs........
                                                   --------     -------     ----------     --------

    (3)    Shares assumed to be outstanding for     374,268     377,532        379,026      376,653
           fully diluted computation...........
                                                   ========     =======     ==========     ========

           RESTATEMENT OF EARNINGS (in
           thousands, except earnings per
           share):

    (4)    Net earnings applicable to              $502,457     $85,268     $3,405,877     $735,863
           common stock........................

                                                      1,043         924          3,300        2,182
           (a) LYONs interest expense..........

           (b) LYONs amortization of
                                                         80          33             80           80
           discount and fees...................
                                                   --------     -------     ----------     --------

    (5)    Pro forma earnings applicable to        $503,580     $86,225     $3,409,257     $738,125
           Common Stock........................
                                                   ========     =======     ==========     ========

    (6)    Pro forma fully diluted earnings per    $   1.35     $  0.23     $     8.99     $   1.96
           share...............................

    (7)    Reported per share:.................    $   1.36     $  0.23     $     9.13     $   1.98

    (8)    Dilution:...........................       0.74%       0.00%          1.53%        1.01%

     In view of the above percentages, the effect of assumed issuance pursuant to stock plans, options, and conversion of LYONs was considered not dilutive in accordance with Footnote 2 to paragraph 14 of APB Opinion #15.